                                                                      Exhibit 99


GENRAD CHOICE INVESTMENT PLAN


Financial Statements as of and for the
years ended December 31, 1999 and 1998

Additional Information Required for Form 5500
for the year ended December 31, 1999

GENRAD CHOICE INVESTMENT PLAN

Table of Contents
--------------------------------------------------------------------------------


                                                                     PAGE NUMBER

Report of Independent Accountants                                          1

Basic Financial Statements

      Statements of Net Assets Available for Benefits                      2

      Statements of Changes in Net Assets Available for Benefits           3

      Notes to Financial Statements                                       4-8


Additional Information *

      Schedule I -  Schedule of Assets Held for Investment Purposes        9

* Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator of GenRad Choice Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of GenRad Choice Investment Plan (the "Plan") at December 31, 1999 and December 31, 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


May 26, 2000

GENRAD CHOICE INVESTMENT PLAN

Statements of Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                                         As of December 31,
                                                                 1999                          1998
                                                         --------------------------------------------------

INVESTMENTS, AT FAIR VALUE
Registered investment companies:
     Vanguard International Growth Fund                         $    1,389,109            $    1,002,036
     Vanguard LifeStrategy Conservative Growth Fund                  124,846                      83,004
     Vanguard LifeStrategy Growth Fund                        *      3,277,400                 1,784,648
     Vanguard LifeStrategy Income Fund                               65,802                      108,351
     Vanguard LifeStrategy Moderate Growth Fund                      1,426,038                 1,149,983
     Vanguard Prime Money Market Fund                         *      8,961,617          *      8,872,614
     Vanguard PRIMECAP Fund                                   *      8,354,552          *      3,906,734
     Vanguard Total Bond Market Index Fund                           2,483,889          *      3,070,148
     Vanguard Wellington Fund                                 *      12,698,229         *     13,310,596
     Vanguard Windsor II Fund                                 *      15,647,508         *     18,804,063
                                                         ----------------------   -----------------------
                                                                     54,428,990               52,092,177
GenRad Common Stock Fund                                      *      3,753,174          *      3,627,861
Participant Loans                                                    959,530                   1,034,611
                                                         ----------------------   -----------------------

NET ASSETS AVAILABLE FOR BENEFITS                               $    59,141,694           $   56,754,649
                                                         ====================================================

*       Represents 5% or more of net assets available for benefits.

The accompanying notes are an integral part of the financial statements.

GENRAD CHOICE INVESTMENT PLAN

Statements of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------

                                                                     Year Ended December 31,
                                                                  1999                      1998

                                                         -------------------------------------------------

Additions
Investment income:
     Interest and dividend income, investments                 $      4,353,499          $      4,298,549
     Interest income, participant loans                                  61,470                    90,332
     Net depreciation in fair value of investments                   (1,270,638)              (1,197,921)
                                                         ------------------------------------------------
                                                                      3,144,331                 3,190,960
                                                         ------------------------------------------------
Contributions:
     Employer                                                         1,769,581                 1,469,237
     Participant                                                      3,868,845                 4,348,153
                                                         ------------------------------------------------
                                                                      5,638,426                 5,817,390
                                                         ------------------------------------------------
Asset transfers in                                                            -                   537,083
Other additions                                                               -                    11,747
                                                         ------------------------------------------------
        Total additions                                               8,782,757                 9,557,180
                                                         ------------------------------------------------
Deductions
Payment of benefits                                                   6,362,685                 4,242,537
Administrative expenses                                                  33,027                    23,954
                                                         ------------------------------------------------
        Total deductions                                              6,395,712                 4,266,491
                                                         ------------------------------------------------
Net increase                                                          2,387,045                 5,290,689

Net assets available for plan benefits:
     Beginning of period                                             56,754,649                51,463,960
                                                         -------------------------------------------------
     End of period                                            $      59,141,694          $     56,754,649
                                                         =================================================

The accompanying notes are an integral part of the financial statements.

GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF PLAN

The following description of the GenRad Choice Investment Plan ("Plan") provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan's provisions.

General
The Plan is a defined contribution plan covering all full-time employees of GenRad, Inc. ("Company") who have at least one month of service with the Company or any of its subsidiaries. The Plan was established on December 31, 1943 and has been amended from time to time. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is administered by an administrative committee appointed by the Company.

Contributions
Participants may contribute up to 15% of their annual compensation to the extent that the contributions comply with Internal Revenue Code ("IRC") limitations. These contributions are not subject to federal income taxes until withdrawn, in accordance with Section 401(k) of the IRC. Effective July 1, 1998, the Company matches 50% of employee contributions, up to a maximum of 10% of compensation paid. Prior to this date, the Company matched 50% of employee contributions, up to a maximum of 6% of compensation paid. The Plan also includes a profit-sharing component, whereby the Company may make a contribution from its consolidated current or accumulated earnings in an amount determined by the Board of Directors on or before the last day of the Company's fiscal year. No profit-sharing contributions were made during 1999 or 1998.

Participant Accounts
A separate account is maintained for each investment option of a participant by type of contribution. Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contributions and, (b) Plan earnings, and charged with an allocation of administrative expenses. Plan earnings are allocated and credited to the account daily based on the adjusted balance of each participant's account. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Administrative expenses are charged to each participant's account on a quarterly basis totaling $20 annually.

Vesting
Participants who were employees of the Company on or prior to December 31, 1995 are fully vested in all Company and employee voluntary contributions plus actual earnings thereon upon entering the Plan. Participants who became employees subsequent to December 31, 1995 are fully vested in all employee contributions and earnings thereon upon entering the Plan. Company contributions and related earnings for these participants, however, vest at a rate of 25% per year of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $500 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) Participant loans. Loan terms can be no longer than five years or up to fifteen years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with the prime rate plus 1% at the date the loan is issued. Interest rates range from six to nine percent. Principal and interest is paid ratably through monthly payroll deductions.

GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

Payment of Benefits
In case of a normal retirement, retirement due to permanent disability or termination of employment, participants may elect to receive the value of their vested account balance in a lump sum, in accordance with the provisions of the Plan. In the event that a participant dies before retirement, the beneficiary will receive the value of the participant's vested account balance in a lump-sum distribution, less the value of outstanding loans made to the participant. Participants qualifying for a hardship withdrawal may receive all or a portion of their contributions, plus investment return earned thereon, but not more than the amount necessary to meet the financial hardship.

Forfeited Accounts
At December 31, 1999, forfeited nonvested accounts totaled $140,919. These accounts will be used to reduce future employer contributions. In 1999, employer contributions were not reduced by any amounts from forfeited nonvested accounts.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Investment Options
During the plan years ended December 31, 1999 and 1998, participants were able to allocate their contributions among the following investment options:

         VANGUARD INTERNATIONAL GROWTH FUND: Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

         VANGUARD LIFESTRATEGY CONSERVATIVE GROWTH FUND: Seeks to provide a high level of income and moderate long-term growth of capital and income by investing in five Vanguard funds: a domestic stock fund, an international stock fund, two bond funds, and an asset allocation fund. The fund's asset allocation ranges are expected to be 25%-50% stocks, 50%-75% bonds, and 0%-25% cash investments.

         VANGUARD LIFESTRATEGY GROWTH FUND: Seeks to provide long-term growth of capital by investing in four other Vanguard funds: a domestic stock fund, an international stock fund, a bond fund, and an asset allocation fund. The fund's asset allocation ranges are expected to be 65%-90% stocks, 10%-35% bonds, and 0%-25% cash investments.

         VANGUARD LIFESTRATEGY INCOME FUND: Seeks to provide a high level of income by investing in four Vanguard funds: a stock fund, two bond funds, and an asset allocation fund. The fund's asset allocation ranges are expected to be 5%-30% stocks, 70%-95% bonds, and 0%-25% cash investments.

         VANGUARD LIFESTRATEGY MODERATE GROWTH FUND: Seeks to provide a reasonable level of income and long-term growth of capital and income by investing in four Vanguard funds: a domestic stock fund, an international stock fund, a bond fund, and an asset allocation fund. The fund's asset allocation ranges are expected to be 45%-70% stocks, 30%-55% bonds, and 0%-25% cash investments.

GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

         VANGUARD PRIME MONEY MARKET FUND: Seeks to provide high income and a stable share price of $1 by investing in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government, and federal agencies.

         VANGUARD PRIMECAP FUND: Seeks long-term growth of capital by investing in stocks of companies with above-average prospects for continued earnings growth, strong industry positions, and skilled management teams.

         VANGUARD TOTAL BOND MARKET INDEX FUND: Seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, which is a widely recognized measure of the entire taxable U.S. bond market.

         VANGUARD WELLINGTON FUND: Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

         VANGUARD WINDSOR II FUND: Seeks to provide long-term growth of capital and income from dividends by investing in a diversified group of out-of-favor stocks of large-capitalization companies. The stocks generally sell at prices below the overall market average compared to their dividend income and future return potential.

         GENRAD COMMON STOCK FUND: Seeks to provide the potential for long-term growth through increases in the value of the stock and reinvestment of its dividends.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

The following accounting policies, which conform with accounting principles generally accepted in the United States, have been used consistently in the preparation of the Plan's financial statements:

Basis of Accounting
The financial statements of the Plan are prepared under the accrual method of accounting.

Financial Statement Presentation
The Plan adopted Statement of Position (SOP) 99-3, ACCOUNTING FOR AND REPORTING OF CERTAIN DEFINED CONTRIBUTION BENEFIT PLAN INVESTMENTS AND OTHER DISCLOSURE MATTERS. Certain reclassifications of the 1998 amounts have been made to conform to the 1999 presentation in accordance with SOP 99-3. This SOP eliminated the requirement to report changes in net assets for participant-directed investments.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

Investment Valuation and Income Recognition
The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of year-end market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

Payment of Benefits
Benefits are recorded when paid.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for Plan investments. Transactions in such investments qualify as party-in-interest transactions which are exempt from the prohibited transaction rules. During the year the Plan had purchases of $884,766 and sales of $799,416 of Company stock.

NOTE 4 - PLAN EXPENSES

The Company pays a portion of the expenses for services necessary for the administration of the Plan.

NOTE 5 - INVESTMENTS

During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:


                                                 1999                  1998
                                                 ----                  ----

Registered investment companies              $ (1,310,601)           $ 1,711,554
Common Stock                                        39,963           (2,909,475)
                                         -----------------     -----------------
                                             $ (1,270,638)         $ (1,197,921)
                                         -----------------     -----------------


NOTE 6 - TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated July 3, 1995, that the plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan

GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

NOTE 7 - SUBSEQUENT EVENTS

As a result of acquisitions by the Company subsequent to December 31, 1999, the SRT Savings, Profit-Sharing and Retirement Plan and the Nicolet Instrument Corporation Retirement Savings Plan were merged with and into the Plan effective March 24, 2000.

                             ADDITIONAL INFORMATION
                             REQUIRED FOR FORM 5500

GENRAD CHOICE INVESTMENT PLAN                                         Schedule I

Schedule of Assets Held for Investment Purposes
As of December 31, 1999

--------------------------------------------------------------------------------

GenRad Choice Investment Plan, EIN 04-1360950

Attachment to Form 5500, Schedule H, Part IV, Line i:

     Identity of Issue                                         Investment Type                  Current Value

-------------------------------------------------------------------------------------------------------------

*  Vanguard International Growth Fund                    Registered Investment Company        $     1,389,109
*  Vanguard Life Strategy Conservative Growth Fund       Registered Investment Company                124,846
*  Vanguard Life Strategy Growth Fund                    Registered Investment Company              3,277,400
*  Vanguard LifeStrategy Income Fund                     Registered Investment Company                 65,802
*  Vanguard LifeStrategy Moderate Growth Fund            Registered Investment Company              1,426,038
*  Vanguard Prime Money Market Fund                      Registered Investment Company              8,961,617
*  Vanguard PRIMECAP Fund                                Registered Investment Company              8,354,552
*  Vanguard Total Bond Market Index Fund                 Registered Investment Company              2,483,889
*  Vanguard Wellington Fund                              Registered Investment Company             12,698,229
*  Vanguard Windsor II Fund                              Registered Investment Company             15,647,508
*  GenRad, Inc.                                          Common Stock                               3,753,174
*  GenRad Choice Investment Plan                         Participant Loans (6.00% - 9.00%)            959,530
                                                                                    -------------------------

Total assets held for investment purposes                                                   $      59,141,694
                                                                                   ==========================


* Party in Interest